Amerigroup Reports Fourth Quarter 2011 Results of $32.8 Million or $0.67 per Diluted Share

Full-Year Net Income of $195.6 Million or $3.82 per Diluted Share

VIRGINIA BEACH, Va., Feb. 17, 2012 /PRNewswire/ -- Amerigroup Corporation (NYSE: AGP) today announced that net income for the fourth quarter of 2011 was $32.8 million, or $0.67 per diluted share, versus $48.1 million, or $0.96 per diluted share, for the third quarter of 2011.

For the year ended December 31, 2011, the Company's net income was $195.6 million, or $3.82 per diluted share, versus net income of $273.4 million, or $5.40 per diluted share, for the full-year 2010.

Highlights include:

  Membership increased 93,000 members year-over-year, or 4.8%, to over 2 million at the end of 2011, and increased 27,000 members from the third quarter of 2011.
  Health benefits expense was 84.7% of premium revenue for the fourth quarter of 2011.
  Selling, general and administrative expenses were 8.8% of total revenues for the fourth quarter of 2011.  Costs were elevated in the quarter due to an accrual for a litigation matter, business development costs and a contribution to the Amerigroup Foundation.  These items impacted the selling, general and administrative ratio by 70 basis points.
  Cash flow used in operations was $35.3 million for the three months ended December 31, 2011, primarily due to the timing of certain premium receipts.  Cash flow provided by operations was $208 million for the year ended December 31, 2011.
  Unregulated cash and investments were $725 million as of December 31, 2011 compared to $298 million as of September 30, 2011.
  In November 2011, the Company issued $400 million in aggregate principal amount of 7.5% senior notes due in 2019.   The Company issued an additional $75 million of senior notes in January 2012.
  Medical claims payable as of December 31, 2011 totaled $573 million compared to $545 million as of September 30, 2011.
  Days in claims payable in the quarter was 38, compared to 37 days in the third quarter of 2011.
  The Company repurchased approximately 391,000 shares of its common stock during the fourth quarter for $18.5 million at an average price of $47.36.
  In January 2012, the Washington State Health Care Authority announced that Amerigroup was one of five managed care organizations selected to offer healthcare coverage to Medicaid beneficiaries in the state.  Additionally, the Company will participate in the state's Basic Health program.
  On February 1, 2012, the Company began offering services to Medicaid recipients in Louisiana as a result of a successful bid in the competitive procurement by the Louisiana Department of Health and Hospitals.

"In the fall of 2010, we described 2011 as a year in which we would lay the foundation for significant growth in our business. In 2011, we delivered on our goal of preparing for growth in 2012 and beyond. We were selected to enter our 12th state, Louisiana. We significantly expanded our footprint in Texas and announced our intent to acquire Health Plus in New York," said James G. Carlson, Amerigroup's chairman and chief executive officer. "We also expanded our product offerings in New York, New Jersey and Ohio. Most recently, we were selected to enter our 13th state, Washington. We are pleased with the progress we made in 2011 and look forward to executing on our growth strategy in 2012."

Premium Revenue

Premium revenue for the fourth quarter of 2011 increased 9.6% to $1.64 billion versus $1.50 billion in the fourth quarter of 2010. Sequentially, premium revenue increased $41.2 million, or 2.6%. For the year ended December 31, 2011, premium revenue increased 9.0% to $6.30 billion from $5.78 billion for the year ended December 31, 2010.

The sequential increase in premium revenue primarily reflects increased membership and expanded covered services in several markets including the mandatory expansion of the aged, blind and disabled population into managed care in New Jersey, the inclusion of pharmacy services in New York and Ohio, and the expansion into additional counties in Texas.

Investment Income and Other Revenues

Fourth quarter investment income and other revenues were $4.7 million versus $4.3 million in the fourth quarter of 2010, and compared to $4.1 million in the third quarter of 2011. For the full-year 2011, investment income and other revenues were $17.0 million versus $22.8 million in 2010.

Health Benefits

Health benefits expense, as a percent of premium revenue, was 84.7% for the fourth quarter of 2011 versus 80.4% in the fourth quarter of 2010, and compared to 83.9% in the third quarter of 2011. For the full-year 2011, the health benefits ratio was 83.7% compared to 81.6% for the full-year 2010.

The sequential increase in the health benefits ratio was primarily due to normal seasonal increases in medical costs, premium rate reductions in Texas and other routine prior period premium adjustments that, on balance, were lower in the fourth quarter. Underlying medical cost trends during the fourth quarter of 2011 were moderate and slightly better than the Company's expectations.

Increased favorable reserve development in the fourth quarter of 2011 positively impacted the sequential change in the health benefits ratio. Net of associated accruals for experience rebate in Texas, applicable medical loss ratio floors, and other gain sharing arrangements with state customers, the ratio was favorably impacted by 160 basis points in the fourth quarter compared to 20 basis points in the third quarter of 2011.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were 8.8% of total revenues for the fourth quarter of 2011 versus 8.0% in the fourth quarter of 2010, and compared to 8.2% for the third quarter of 2011. For the full-year 2011, the selling, general and administrative expense ratio was 8.1% compared with 7.8% for the full-year 2010.

Selling, general and administrative expenses were elevated in the quarter due to an accrual for a litigation matter, increased spending for business development efforts including new market start-ups and transaction costs associated with the Health Plus acquisition, as well as a contribution to the Amerigroup Foundation. In total, these items impacted the ratio by 70 basis points.

Premium Taxes

Fourth quarter 2011 premium taxes were $41.5 million versus $38.9 million for the fourth quarter of 2010, and compared to $41.2 million in the third quarter of 2011. For the full-year 2011, premium taxes were $163.6 million versus $143.9 million for the full-year 2010.

Balance Sheet Highlights

Cash and investments at December 31, 2011 totaled $2.19 billion of which $725 million was unregulated compared to $298 million of unregulated cash and investments at September 30, 2011. The sequential increase in unregulated cash and investments was primarily due to the receipt of proceeds from the issuance of $400 million of senior notes in November 2011 as well as dividends received from regulated subsidiaries.

During the quarter, the Company repurchased approximately 391,000 shares of its common stock for $18.5 million at an average price of $47.36. For the full year, the Company repurchased 3.34 million shares of its common stock for $175.7 million pursuant to its ongoing share repurchase program.

The debt-to-total capital ratio increased to 33.8% as of December 31, 2011 from 16.9% as of September 30, 2011 as a result of the issuance of $400 million of senior notes in November 2011. Excluding the Company's 2.0% convertible senior notes, which mature in May 2012 and including the additional $75 million of senior notes issued in January 2012, the pro-forma debt-to-total capital ratio would be 27.0%. Included on page 11 is a reconciliation of the debt-to-total capital ratio.

Medical claims payable as of December 31, 2011 totaled $573 million compared to $545 million as of September 30, 2011. Days in claims payable represented 38 days of health benefits expense compared to 37 days in the third quarter of 2011. The sequential increase was primarily due to the quarter ending on Saturday, lowering the amount of claims disbursed at quarter end.

Included on page 11 is a table presenting the components of the change in medical claims payable for the years ended December 31, 2011 and 2010.

Cash Flow Highlights

Cash flow from operations totaled $208 million for the year ended December 31, 2011, and cash used in operations was $35.3 million for the three months ended December 31, 2011. Cash flow in the quarter was negatively impacted by a lower volume of prepaid premium payments resulting in a decline in unearned revenue.

Outlook

The Company is introducing its full-year 2012 outlook parameters.

  Total revenues are expected to increase approximately 40% on a year-over-year basis.  The key drivers of revenue growth in 2012 include new business in Louisiana and Texas, expansion in existing markets, and the Health Plus acquisition in New York, which is expected to close in the second quarter of 2012.   This estimate does not reflect the impact of the Company's recent win in Washington State as the Company is currently finalizing the contract with the state.

  Health benefits ratio is expected to be in the range of 85.8% – 87.3% of premium revenue for the full year, reflecting lower premium rates received from states in 2011 as well as the impact of higher health benefits ratios on new business.

  Selling, general and administrative expenses are expected to be 7.2% of total revenues plus or minus 20 basis points reflecting the economies of scale from business expansion.

  Fully diluted shares outstanding of approximately 49.5 – 50.5 million.

  For full-year 2012, net income margin is estimated to be approximately 1.5% to 2.5%.  The range reflects approximately 40 basis points of margin compression due to elevated expenses associated with the implementation of new business, business development costs, transaction and integration costs for the Health Plus acquisition and higher interest expense prior to the maturity of the convertible notes in May of 2012.

"We expect that our net income margin will be higher in the second-half of 2012 than in the first-half, given the large volume of new business being implemented in the first quarter and the targeted closing date for the Health Plus acquisition in the second quarter," said James W. Truess, chief financial officer of Amerigroup. "While our net income margin for the full-year 2012 is projected below our long-term targeted range of 2.5% to 3.5% of revenue, we expect performance in the second-half of the year to approach if not move within the long-term range."

2012 Outlook Parameters
Total revenues percentage growth	Approximately 40% increase
Health benefits ratio	85.8% - 87.3%
Selling, general & administrative ratio	7.2% plus or minus 20 bps
Net income margin	1.5% to 2.5%
Diluted shares outstanding	Approximately 49.5 - 50.5 million

Fourth Quarter Earnings Call

Amerigroup senior management will discuss the Company's fourth quarter results on a conference call Friday, February 17, 2012 at 8:00 a.m. Eastern Time (ET). The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call. A recording of the call may be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and providing passcode 41142498. The replay will be available shortly after the conclusion of the call until Thursday, February 23, at 11:59 p.m. ET. The conference call will also be available through the investors' page of the Company's web site, www.amerigroup.com, or through www.earnings.com. A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About Amerigroup Corporation

Amerigroup, a Fortune 500 Company, coordinates services for individuals in publicly funded healthcare programs. Currently serving over 2 million members in 12 states nationwide, Amerigroup expects to expand operations in 2012 to Washington, its 13th state, as a result of a previously awarded state contract. The Company's product offerings do not utilize any individual underwriting nor deny coverage due to pre-existing medical conditions. Amerigroup is dedicated to offering real solutions that improve healthcare access and quality for its members, while proactively working to reduce the overall cost of care to taxpayers. Click here for more information about Amerigroup Corporation.

Forward-Looking Statements

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements, including those with respect to our 2012 outlook, the expected closing of the Health Plus acquisition, finalization of a contract with and expansion into the state of Washington and the expected settlement of certain litigation, which is subject to court approval, that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to: our inability to manage medical costs; our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; local, state and national economic conditions, including their effect on the periodic premium rate change process and timing of payments; the effect of laws and regulations governing the healthcare industry, including the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010, and any regulations enacted thereunder; changes in Medicaid and Medicare payment levels and methodologies; increased use of services, increased cost of individual services, pandemics, epidemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to maintain and increase membership levels; our ability to enter into new markets or remain in existing markets; changes in market interest rates or any disruptions in the credit markets; our ability to maintain compliance with all minimum capital requirements; liabilities and other claims asserted against us; demographic changes; the competitive environment in which we operate; the availability and terms of capital to fund acquisitions, capital improvements and maintain capitalization levels required by regulatory agencies; our ability to attract and retain qualified personnel; the unfavorable resolution of new or pending litigation; and catastrophes, including acts of terrorism or severe weather.

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission ("SEC") and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACTS:
Investors: Julie Loftus Trudell	News Media: Maureen C. McDonnell
Amerigroup Corporation	Amerigroup Corporation
Senior Vice President, Investor Relations	Vice President, External Communications
(757) 321-3597	(757) 473-2731
jtrudell@amerigroupcorp.com	mmcdonn@amerigroupcorp.com

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues:
Premium	$1,641,695	$1,497,928	$6,301,425	$5,783,458
Investment income and other	4,699	4,307	16,969	22,843
Total revenues	1,646,394	1,502,235	6,318,394	5,806,301
Expenses:
Health benefits	1,390,889	1,204,383	5,272,259	4,722,106
Selling, general and administrative	145,271	119,642	514,804	452,069
Premium taxes	41,491	38,935	163,566	143,896
Depreciation and amortization	9,625	8,696	37,369	35,048
Interest	8,007	4,011	20,550	16,011
Total expenses	1,595,283	1,375,667	6,008,548	5,369,130
Income before income taxes	51,111	126,568	309,846	437,171
Income tax expense	18,335	46,940	114,225	163,800
Net income	$32,776	$79,628	$195,621	$273,371

Diluted net income per share	$0.67	$1.59	$3.82	$5.40

Weighted average number of common shares and dilutive potential common shares outstanding	49,179,891	49,924,608	51,163,108	50,608,008

The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Premium revenue	99.7%	99.7%	99.7%	99.6%
Investment income and other	0.3	0.3	0.3	0.4
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	84.7%	80.4%	83.7%	81.6%
Selling, general and administrative expenses	8.8%	8.0%	8.1%	7.8%
Income before income taxes	3.1%	8.4%	4.9%	7.5%
Net income	2.0%	5.3%	3.1%	4.7%

[1] The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

The following table sets forth the approximate number of members the Company served in each state as of December 31 2011 and 2010.  Because the Company receives two premiums for members that are both in the Medicare Advantage and Medicaid products these members have been counted twice in the states where we offer both plans.

	December 31,
	2011	2010
Texas	632,000	559,000	[1]
Florida	257,000	263,000
Georgia	256,000	266,000
Maryland	209,000	202,000
Tennessee	204,000	203,000
New Jersey	156,000	134,000
New York	110,000	109,000
Nevada	81,000	79,000
Ohio	55,000	55,000
Virginia	41,000	40,000
New Mexico	23,000	21,000
Total	2,024,000	1,931,000

[1] Membership includes approximately 14,000 members under an administrative services only (ASO) contract in 2010.

The following table sets forth the approximate number of members in each of the Company's products as of December 31, 2011 and 2010.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	December 31,
Product	2011	2010
TANF (Medicaid)	1,422,000	1,373,000
CHIP	262,000	271,000
Aged, Blind and Disabled and Long-Term Care (Medicaid)	242,000	197,000	[1]
FamilyCare (Medicaid)	74,000	71,000
Medicare Advantage	24,000	19,000
Total	2,024,000	1,931,000

[1] Membership includes approximately 14,000 members under an ASO contract in 2010.

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)
	December 31,	December 31,
	2011	2010

Assets
Current assets:
Cash and cash equivalents	$546,811	$763,946
Short-term investments	394,346	230,007
Premium receivables	106,510	83,203
Deferred income taxes	24,720	28,063
Prepaid expenses, provider and other receivables and other	93,373	53,482
Total current assets	1,165,760	1,158,701

Long-term investments, including investments on deposit for licensure	1,246,190	754,004
Property, equipment and software, net	110,602	96,967
Goodwill	260,496	260,496
Other long-term assets	18,300	13,220
	$2,801,348	$2,283,388

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$573,448	$510,675
Unearned revenue	780	103,067
Contractual refunds payable	40,123	44,563
Accounts payable, accrued expenses and other	212,828	192,536
Current portion of long-term convertible debt	256,995	-
Total current liabilities	1,084,174	850,841

Long-term debt	400,000	245,750
Other long-term liabilities	32,655	21,160
Total liabilities	1,516,829	1,117,751

Stockholders' equity:
Common stock, $.01 par value	573	554
Additional paid-in capital, net of treasury stock	212,380	300,453
Accumulated other comprehensive income	11,942	627
Retained earnings	1,059,624	864,003
Total stockholders' equity	1,284,519	1,165,637
	$2,801,348	$2,283,388

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)
	Year ended
	December 31,
	2011	2010

Cash flows from operating activities:
Net income	$195,621	$273,371
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	37,369	35,048
Loss on disposal of property, equipment and software	646	354
Deferred tax expense (benefit)	9,055	(2,262)
Compensation expense related to share-based payments	22,868	19,635
Non-cash interest expense	11,454	10,646
Gain on sale of intangible assets	-	(4,000)
Other	15,039	9,219
Changes in assets and liabilities (decreasing) increasing cash flows from operations:
Premium receivables	(23,307)	21,664
Prepaid expenses, provider and other receivables and other
current assets	(28,487)	(10,818)
Other assets	(1,820)	(691)
Claims payable	62,773	(18,361)
Accounts payable, accrued expenses, contractual refunds payable
and other current liabilities	9,624	61,967
Unearned revenue	(102,287)	4,769
Other long-term liabilities	(559)	1,408
Net cash provided by operating activities	207,989	401,949

Cash flows from investing activities:
Purchase of investments, net	(644,430)	(29,377)
Purchase of property, equipment and software	(49,847)	(29,463)
Purchase of investments on deposit for licensure, net	(12,916)	(12,392)
Proceeds from sale of intangible assets	-	4,000
Purchase of contract rights and other related assets	-	(13,420)
Net cash used in investing activities	(707,193)	(80,652)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	400,000	-
Issuance costs for long-term debt	(5,793)	-
Repayment of convertible notes principal	(120)	-
Change in bank overdrafts	(10,691)	40,890
Proceeds and tax benefits from exercise of stock options
and other	74,391	34,384
Repurchase of common stock shares	(175,718)	(138,540)
Net cash provided by (used in) financing activities	282,069	(63,266)
Net (decrease) increase in cash and cash equivalents	(217,135)	258,031
Cash and cash equivalents at beginning of period	763,946	505,915
Cash and cash equivalents at end of period	$546,811	$763,946

AMERIGROUP CORPORATION AND SUBSIDIARIES

Components of the Change in Medical Claims Payable
(dollars in thousands)

	Year ended
	December 31,
	2011	2010
Medical claims payable, beginning of period	$510,675	$529,036

Health benefits expenses incurred during period:
Related to current year	5,365,247	4,828,321
Related to prior years	(92,988)	(106,215)
Total incurred	5,272,259	4,722,106

Health benefits payments during period:
Related to current year	4,823,667	4,359,216
Related to prior years	385,819	381,251
Total payments	5,209,486	4,740,467

Medical claims payable, end of period	$573,448	$510,675

Health benefits expenses incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expenses due to revisions to prior estimates.

Reconciliation of Debt-To-Total Capital Ratio
(dollars in thousands)

	Actual	Changes in	Adjusted
	December 31, 2011	Capital Structure	December 31, 2011
Total debt, including current portion	$656,995	-	$656,995
Less convertible notes	-	(256,995)	(256,995)
Additional long-term debt issued January 18, 2012	-	75,000	75,000
Total debt	$656,995	(181,995)	$475,000

Total stockholders' equity	$1,284,519		$1,284,519
Total capital	$1,941,514		$1,759,519

Debt-to-total capital ratio	33.8%		27.0%